UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 12, 2018

Date of Report (Date of earliest event reported)

Tocagen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4242 Campus Point Court, Suite 500 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 412-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

On December 12, 2018, Tocagen Inc. (“Tocagen”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Leerink Partners LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the offering, issuance and sale (the “Offering”) of 3,000,000 shares of Tocagen’s common stock, $0.001 par value per share (the “Common Stock”), at a price to the public of $10.00 per share, which Tocagen estimates will result in approximately $27.9 million of net proceeds to Tocagen after deducting the underwriting discounts and commissions and estimated offering expenses. The Offering is expected to close on or about December 17, 2018, subject to the satisfaction of customary closing conditions. In addition, the Underwriters have a 30-day option to purchase up to an additional 450,000 shares of Common Stock. All of the shares in the Offering are being sold by Tocagen.

The Offering is being made pursuant to Tocagen’s effective shelf registration statement on Form S-3 (Registration No. 333-224880) previously filed with the Securities and Exchange Commission, as supplemented by a preliminary prospectus supplement dated December 12, 2018 and a final prospectus supplement dated December 12, 2018.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by Tocagen, conditions to closing, indemnification obligations of Tocagen and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

On December 11, 2018, we issued a press release announcing the commencement of the Offering, and on December 12, 2018, we issued a press release announcing that we had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 12, 2018, by and among Tocagen Inc. and Citigroup Global Markets Inc. and Leerink Partners LLC, as representatives for the several underwriters.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release, dated December 11, 2018.

99.2	Press Release, dated December 12, 2018.

Forward-Looking Statements

Certain statements in this report that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the closing of the Offering and the expected net proceeds to Tocagen from the Offering. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those stated in any such statements due to various factors, including uncertainties related to the satisfaction of customary closing conditions, as well as those discussed in the section captioned “Risk Factors” in Tocagen’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-K for the year ended December 31, 2017 and in its subsequent Form 10-Qs. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Tocagen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tocagen Inc.

Dated: December 13, 2018	By:	/s/ Mark Foletta
Mark Foletta
Executive Vice President, Chief Financial Officer